To: Commercial Recordings Page 3 of 6 2014-01-30 22:26:58 (GMT) From: Scott Munro

EXHIBIT "A"

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20140073001-58
Ross Miller Secretary of State State of Nevada	Filing Date and Time 01/30/2014 2:37 PM
	Entity Number E0072632011-8

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1. Name of corporation:

IMMUNOCLIN CORPORATION

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Board of Directors of the Corporation authorized the designation of 1,000,000 shares of the Corporation's preferred stock as Series A Preferred Stock. The voting powers, preferences, limitations, restrictions are contained in the attached Schedule "A".

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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Nevada Secretary of State Stock Designation
Revised: 3-6-09

Page 2 of 5

SCHEDULE “A”

CERTIFICATE OF DESIGNATION

PREFERENCES AND RIGHTS

of

SERIES A PREFERRED STOCK

(Pursuant to Section 78.1955 of the

Nevada Revised Statues)

IMMUNOCLIN CORPORATION, a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), the Articles of Incorporation of which was filed in the office of the Secretary of State of Nevada on February 8, 2011, hereby certifies that the Board of Directors of the Corporation (the "Board of Directors" or the "Board"), pursuant to authority of the Board of Directors as required by Section 78.1955 of the Nevada Revised Statutes, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation's previously authorized 1,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I. DESIGNATION AND AMOUNT

The Shares of the series shall be designated and known as the Series A Preferred Stock of the Corporation.  The Series A Preferred Stock shall consist of 1,000,000 shares.  Such Series A Preferred Stock is referred to herein as the “Series A Preferred Stock”.

II. DIVIDENDS

The Holder of Series A Preferred Stock will not be entitled to receive dividends of any kind, including but not limited to any dividends paid on Common Stock.

III. CONVERSION

The Series A Preferred Stock shall not be convertible into Common Stock at any time.

IV. LIQUIDATION PREFERENCE

The Series A Preferred Stock shall not have any rights with respect to liquidation preference upon the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

IMMUNOCLIN CORPORATION CERTIFICATE OF DESIGNATION

V. VOTING RIGHTS

(a)

Voting Rights.  The Holders of the Series A Preferred Stock will have the voting rights as described in this Section 4 or as required by law. For so long as any shares of the Series A Preferred Stock remain issued and outstanding, the Holder thereof, voting separately as a class, shall have the right to vote on all shareholder matters equal to fifty-one (51%) percent of the total vote.

For example, if there are 10,000 shares of the Company’s common stock issued and outstanding at the time of a shareholder vote, the holders of the Series A Preferred Stock, voting separately as a class, will have the right to vote an aggregate of 10,400 shares, out of a total number of 20,400 shares voting.  For the sake of clarity and in an abundance of caution, the total voting shares outstanding at the time of any and all shareholder votes (i.e., the total shares eligible to vote on any and all shareholder matters) shall be deemed to include (a) the total common stock shares outstanding; (b) the voting rights applicable to any outstanding  shares of preferred stock, other than the Series A Preferred Stock, if any; and (c) the voting rights attributable to the Series A Preferred Stock, as described herein, whether such Series A Preferred Stock shares are voted or not.

(b)

Amendments to Articles and Bylaws.  So long as the Series A Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of Series A Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Series A Preferred Stock, (ii) effect any reclassification of the Series A Preferred Stock, excluding a reverse stock split or forward split, or (iii) designate any additional series of preferred stock, the designation of which adversely effects the rights, privileges, preferences or limitations of the Series A Preferred Stock set forth herein.

(c)

Amendment of Rights of Series A Preferred Stock. The Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of the Series A Preferred Stock, amend, alter or repeal any provision of this Certificate of Designation, PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the holders of shares of the Series A Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of the Series A Preferred Stock.

IMMUNOCLIN CORPORATION CERTIFICATE OF DESIGNATION

VI. MISCELLANEOUS

(a)

Headings.  The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b)

Severability.  Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy.  If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c)

Except as may otherwise be required by law, the shares of the Series A Preferred Stock shall not have any powers, Designation, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

(d)

Lost or Stolen Certificates Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (iii) in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date.

(e)

Waiver Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holder of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Holder.

(f)

Notices.  Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally at the Holder’s address appearing on the books of the Company, by nationally recognized overnight carries or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party.

IN WITNESS WHEREOF, the undersigned declares under penalty of perjury under the laws of the State of Nevada that he has read the foregoing Certificate of Designation and knows the contents thereof, and that he is duly authorized to execute the same on behalf of the Corporation, this 29th day of January, 2014.

IMMUNOCLIN CORPORATION

By:	/s/ Dr. Dorothy Bray
Name:	Dorothy Bray
Title:	President, Chief Executive Officer & Director

IMMUNOCLIN CORPORATION CERTIFICATE OF DESIGNATION